Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-231247 on Form N-2 of WhiteHorse Finance, Inc. (the “Registration Statement”) of our report dated March 3, 2022 relating to the financial statements, appearing in this Annual Report on Form 10-K (the “Form 10-K”), and to the report dated March 3, 2022, on the Senior Securities table of WhiteHorse Finance, Inc. attached as an exhibit to the Form 10-K. We also consent to the reference to us under the headings “Senior Securities” in the Form 10-K and “Selected Consolidated Financial Data”, “Senior Securities” and “Independent Registered Public Accounting Firm” in the Registration Statement.

/s/Crowe LLP

Crowe LLP

New York, New York

March 3, 2022